Exhibit 99.1

For Release: Immediate	NEWS	Contact: Neal E. Murphy Vice President and Chief Financial Officer 610-832-4189

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2005 RESULTS

May 2, 2005

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced first quarter 2005 sales of $104.2 million and diluted earnings per share of $0.32, compared to first quarter 2004 sales of $98.1 million and diluted earnings per share of $0.33. The first quarter results include a gain from the sale of property by the Company’s real estate joint venture as well as charges for restructuring and related activities.

First Quarter 2005 Summary

Net sales for the first quarter of 2005 were $104.2 million, up 6% from $98.1 million for the first quarter of 2004. Foreign exchange rate translation favorably impacted net sales by approximately $2.8 million, with the remaining net sales increase of approximately 3% primarily attributable to higher sales prices. The higher sales prices are a reflection of the Company’s actions throughout 2004 and in the first quarter of 2005 to partially mitigate higher raw material costs. Volume growth in the North American and Asia/Pacific regions were offset by lower sales in Europe.

Gross margin as a percentage of sales declined from 33.1% for the first quarter of 2004 to 29.7% for the first quarter of 2005. Higher prices for the Company’s raw materials, particularly crude oil derivatives, outpaced the Company’s price increases. The Company has also experienced significantly higher third-party product purchase costs with respect to its CMS contracts. Unfavorable product and regional sales mix also contributed to the decline in the gross margin percentage. Gross margin as a percentage of sales declined in all of the Company’s regions as compared to the first quarter of 2004, with the North American region suffering the greatest decline.

Selling, general and administrative expenses for the quarter increased $1.6 million compared to the first quarter of 2004. Unfavorable foreign exchange accounted for approximately $0.7 million of the increase. The remaining increase of $0.9 million is attributable to inflationary increases, higher professional fees, and depreciation expense associated with the Company’s global ERP system implementation, offset by lower incentive compensation costs. During the first quarter of 2005, the Company furthered its restructuring efforts that began in the fourth quarter of 2004 resulting in a net pretax charge of $1.2 million related to a reduction in its workforce. The Company expects to realize $1.4 to $1.6 million in annual savings as a result of the charge. These savings will be reinvested in higher growth areas such as Asia/Pacific and in the continuing development of new complementary businesses.

The increase in other income is reflective of the $4.2 million of proceeds received from the Company’s real estate joint venture, previously announced on February 17, 2005. The proceeds include a $3.0 million gain relating to the sale by the venture of its real estate holdings as well as $1.2 million of preferred return distributions. Preferred distributions in 2004 totaled $0.9 million, including $0.2 million in the first quarter of 2004.

The decrease in minority interest expense from the first quarter of 2004 is reflective of the Company’s acquisition of the remaining 40% interest in its Brazilian affiliate in March of 2005, as previously announced on March 7, 2005.

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Net income for the first quarter decreased to $3.1 million versus $3.3 million for the first quarter of 2004. Significantly higher raw material, selling, general and administrative and restructuring costs were offset by the $4.2 million of proceeds received from the Company’s real estate joint venture as well as higher selling prices.

Balance Sheet and Cash Flow Items

The Company’s net debt has increased from December 2004, primarily to fund the acquisition noted above, as well as to fund working capital needs associated with the Company’s growth initiatives. The Company’s net debt-to-total capital ratio was 33% at March 31, 2005 compared to 28% at the end of 2004. The Company’s credit lines total $95.0 million, $40.0 million committed and $55.0 million uncommitted. At March 31, 2005, the Company had approximately $59.0 million outstanding on its credit lines.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “First quarter operating results were considerably below our expectations. With crude oil prices escalating above $55 per barrel in the first quarter and with shortages in key raw materials resulting in further upward price pressure, our costs ran well ahead of our plans, which were based on more stable raw material prices than we’ve seen. We’ve been very active on the price front with our customers, and while we’ve had significant price recovery, we’re still running behind the pace and size of cost increases. Volume growth stalled in the first quarter as steel and auto producers scaled back production to reduce high year-end inventory levels and to respond to their own demand softening. Looking ahead, we’ve not changed our expectation that operating earnings for the year will improve over 2004, but there are a lot of moving parts without a completely clear direction, especially demand strength and raw material price stability. We’re cautiously optimistic about improvement in our volumes and product mix, primarily through share and penetration, and will continue to pursue price increases to improve our margins. We took steps at the end of 2004 and in the first quarter to shift resources to growth areas and to help restore our margins and improve our profitability. Profitability should also be helped by the recent acquisition of our minority partner’s interest in Brazil.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference to discuss first quarter results is scheduled for May 3, 2005 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 (toll free) or visit Quaker’s Web site at http://www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended March 31,
	2005	2004
Net sales	$104,161	$98,131

Cost of goods sold	73,234	65,676

Gross margin	30,927	32,455
%	29.7%	33.1%

Selling, general and administrative	28,217	26,598

Restructuring and related activities, net	1,232	—

Operating income	1,478	5,857
%	1.4%	6.0%

Other income, net	4,868	559
Interest expense, net	(434)	(315)

Income before taxes	5,912	6,101

Taxes on income	1,921	1,922

	3,991	4,179

Equity in net income of associated companies	53	149
Minority interest in net income of subsidiaries	(918)	(1,019)

Net income	$3,126	$3,309

%	3.0%	3.4%

Per share data:
Net income - basic	$0.32	$0.35
Net income- diluted	$0.32	$0.33

Shares Outstanding:
Basic	9,643,681	9,570,664
Diluted	9,883,727	9,977,713

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31, 2005	December 31, 2004*
ASSETS

Current assets
Cash and cash equivalents	$18,098	$29,078
Accounts receivable, net	89,728	87,527
Inventories, net	39,034	41,298
Prepaid expenses and other current assets	12,608	13,284

Total current assets	159,468	171,187

Property, plant and equipment	145,116	146,900
Less accumulated depreciation	83,872	84,012

Net property, plant and equipment	61,244	62,888
Goodwill	35,086	34,853
Other intangible assets, net	9,667	8,574
Investments in associated companies	6,597	6,718
Deferred income taxes	18,852	18,825
Other assets	21,489	21,848

Total assets	$312,403	$324,893

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$62,634	$60,695
Accounts and other payables	37,733	42,262
Accrued compensation	6,198	8,692
Other current liabilities	15,340	13,969

Total current liabilities	121,905	125,618
Long-term debt	14,483	14,848
Deferred income taxes	5,592	5,588
Other non-current liabilities	43,802	43,828

Total liabilities	185,782	189,882

Minority interest in equity of subsidiaries	6,943	12,424

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 9,668,617 shares	9,669	9,669
Capital in excess of par value	2,623	2,632
Retained earnings	119,029	117,981
Unearned compensation	(266)	(355)
Accumulated other comprehensive loss	(11,377)	(7,340)

Total shareholders' equity	119,678	122,587

Total liabilities and shareholders' equity	$312,403	$324,893

*	Condensed from audited financial statements.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the three months ended March 31,

(Dollars in thousands)

	(Unaudited)
	2005	2004
Cash flows from operating activities
Net income	$3,126	$3,309
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,268	1,981
Amortization	306	284
Equity in net income of associated companies	(53)	(149)
Minority interest in earnings of subsidiaries	918	1,019
Deferred compensation and other, net	388	208
Restructuring and related activities	1,232	—
Gain on sale of partnership assets	(2,989)	—
Pension and other postretirement benefits	(207)	313
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(3,751)	(4,316)
Inventories	1,599	(1,867)
Prepaid expenses and other current assets	391	(2,768)
Accounts payable and accrued liabilities	(5,395)	329
Change in restructuring liabilities	(640)	(290)

Net cash used in operating activities	(2,807)	(1,947)

Cash flows from investing activities
Capital expenditures	(1,628)	(2,347)
Dividends and distributions from associated companies	—	233
Payments related to acquisitions	(6,700)	—
Proceeds from partnership disposition of assets	2,989	—
Proceeds from disposition of assets	647	—
Other, net	—	(57)

Net cash used in investing activities	(4,692)	(2,171)

Cash flows from financing activities
Net increase in short-term borrowings	2,064	7,617
Repayments of long-term debt	(282)	(160)
Dividends paid	(2,079)	(2,020)
Stock options exercised, other	—	232
Distributions to minority shareholders	(2,204)	(245)
Other, net	(9)	—

Net cash (used in) provided by financing activities	(2,510)	5,424

Effect of exchange rate changes on cash	(971)	(327)
Net (decrease) increase in cash and cash equivalents	(10,980)	979
Cash and cash equivalents at the beginning of the period	29,078	21,915

Cash and cash equivalents at the end of the period	$18,098	$22,894